Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-175101, 333-181986, 333-196542 and 333-212098) on Form S-8 of Pacira BioSciences, Inc., of our report dated June 6, 2019 relating to the consolidated financial statements of MyoScience, Inc. (the “Company”) as of and for the years ended December 31, 2018 and 2017 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the acquisition of the Company by Pacira BioSciences, Inc.), appearing in this Current Report on Form 8-K /A of Pacira BioSciences, Inc.

/s/ Moss Adams LLP

Campbell, California
June 25, 2019